INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 1 of 7 POLICY OWNER: Chief Legal Officer and Corporate Secretary POLICY EFFECTIVE DATE: November 11, 2025 Insider Trading Policy I. PURPOSE This Insider Trading Policy (the “Policy”) provides guidelines with respect to trading, and causing the trading of, Atmus Filtration Technologies Inc. (the “Company”) securities or securities of certain other publicly traded companies while in possession of Inside Information. The principle underlying this Policy is fairness in dealings with others, which requires the Company and all persons subject to this Policy not to take advantage of Insider Information to the detriment of others who do not have the information. II. SCOPE This Policy applies to the Company itself, all of its subsidiaries, any joint ventures of the Company, employees of the Company and its subsidiaries and joint ventures, all officers of the Company and its subsidiaries and joint ventures, all members of the Company’s board of directors, and their respective Family Members, as well as the consultants and other contractors of the Company or its subsidiaries or its joint ventures who have access to Inside Information (each, a “Covered Person”). Additionally, this Policy applies to all entities or persons who are controlled or are directed or influenced by a Covered Person or the Company, including any corporations, partnerships or trusts. From time to time, the Company’s Chief Legal Officer is authorized to designate “others” who will be subject to this Policy. The prohibitions against insider trading apply to trades, tips and recommendations by Covered Persons, if the information involved is Insider Information. Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Information that is Nonpublic Information related to the Company. Covered Persons must not engage in illegal trading and must seek to avoid the appearance of improper trading. III. DEFINITIONS Blackout Period - a period beginning two weeks prior to the last day of the fiscal quarter and ending two business days following the public release of the Company’s quarterly or annual financial results during which Company Securities shall not be traded by certain individuals or any other period designated by the Company.

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 2 of 7 Family Members - any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law living in your household or any person living in your household. Inside Information - Material Information that is Nonpublic Information about the Company or about other publicly traded companies with which the Company has business dealings. Material Information - information that would likely affect a reasonable investor’s decision to buy, sell, or hold securities or would affect the market value of the securities if publicly disclosed. Nonpublic Information - information that has not yet become publicly disclosed, or if it has been disclosed, insufficient time (two full trading days) has elapsed for investors to evaluate the information fully. For example, if an announcement of Inside Information was made prior to trading on Friday, then a Covered Person may execute a transaction in the Company Securities on Tuesday. Securities - include stock (i.e., common or preferred), bonds, notes or debentures (including convertible debt securities), put and call options or other derivative securities and other marketable securities of any company. IV. POLICY 1. Prohibited Transactions. A. No Covered Person shall engage in any transaction involving a purchase or sale of any Company Securities, including any offer to purchase or offer to sell, while in possession of Inside Information. B. No Covered Person shall disclose Inside Information about the Company to any other person where such Inside Information may be used by such person to his or her profit by trading in the securities of companies to which such Inside Information relates (also known as “tipping”), nor shall any Covered Person make recommendations or express opinions on the basis of Inside Information as to trading in the Company Securities. C. No Covered Person shall engage in any transaction involving the purchase or sale of another company’s securities while in possession of Material Information, which is also Nonpublic Information, about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information. D. No Covered Person shall hold Company Securities in a margin account. Additionally, no Covered Person may maintain or enter into any arrangement that, directly or indirectly, involves the pledge of Company Securities or other use of Company Securities as collateral for a loan absent a waiver provided in writing by the Chief Legal Officer in his or

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 3 of 7 her sole discretion. 2. Material Information. While not an all-inclusive list, the following items may be considered Material Information until the information is publicly disseminated: i. dividend increases or decreases; ii. earnings estimates or results, or a change in a previously announced earnings estimate; iii. a significant expansion or curtailment of operations or a significant increase or decline in business, including plans to close plants or planned layoffs; iv. a stock split or stock dividend; v. a significant merger or acquisition proposal or agreement, or an agreement or proposal to sell a significant subsidiary or business, or a proposal or agreement to purchase or sell substantial assets; vi. significant new products, services, or discoveries; vii. unusual or large borrowing; viii. offerings or proposals to offer debt or equity securities for sale; ix. the establishment of a repurchase program for securities; x. commencement or settlement of a major claim, lawsuit or regulatory matter; xi. a significant cybersecurity incident, such as a data breach, or any other significant disruption in the Company’s operations or loss, potential loss, breach or unauthorized access of its property or assets, whether at its facilities or through its information technology infrastructure; xii. a change in auditors or notification that the auditor’s reports may no longer be relied upon; xiii. liquidity problems; or xiv. significant management developments. Both positive and negative information can be material. Questions regarding the materiality of information should be referred to the Chief Legal Officer. 3. Transactions under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted: i. The vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a Covered Person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of restricted stock. ii. Acceptance of an equity award made pursuant to Company sponsored equity or benefit plans.

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 4 of 7 V. Trading by Officers, Directors and Certain Other Employees 1. Window Period. A. Generally, except as set forth in this Section II of this Policy, the officers and directors of the Company and such other individuals who are designated by the Chief Executive Officer, the Chief Financial Officer or the Chief Legal Officer and informed of such designation (collectively, the “Covered Insiders”) must limit their transactions, including any purchase or sale in the open market, gift, loan, or other transfer of beneficial ownership, in Company Securities to defined time periods (i.e. an “open window period”) following public dissemination of quarterly and annual financial results. Generally, any entities or Family Members whose trading is controlled by any such persons shall be subject to the same restrictions and shall also be considered “Covered Insiders”. B. The window period may be closed early or may not open if, in the judgment of the Chief Legal Officer, there exists undisclosed information that would make trades by Covered Insiders inappropriate. The fact that the window period has closed early or has not opened should be considered Inside Information. C. Even during the “open window,” any Covered Insider possessing Inside Information may not engage in any transactions in the Company Securities until the date of public disclosure of such information or such information is no longer material. 2. Exceptions to Window Period - 10b5-1 Automatic Trading Programs. Purchases or sales of the Company Securities made pursuant to, and in compliance with, a written plan established by a Covered Insider that meets the requirements of Rule 10b5-1 (the “Trading Plan”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) may be made without restriction to any particular period provided that the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of Inside Information about the Company and the Company had not imposed any Blackout Period. All Trading Plans (along with any revisions or amendments thereto) must be reviewed and approved in advance of adoption and any trades thereunder by the Chief Legal Officer, and the Chief Legal Officer must be notified of any termination of such Trading Plan. All Trading Plans shall be subject to a 30-day cooling off period (or such other cooling off period as may be required by law) between the date of adoption of a Trading Plan and the date of the first transaction. 3. Pre-Clearance of Transactions. In addition to the requirements of Section V.1. of this Trading Policy, Covered Insiders that are executive officers of the Company whom the Company’s board of directors designate from time to time as Section 16 officers, executive officers reporting directly to the Chief Executive Officer, or directors of the Company may not engage in any transaction in the Company Securities,

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 5 of 7 including any purchase or sale in the open market, gift, loan, or other transfer of beneficial ownership, without first obtaining pre-clearance of the transaction from the Chief Executive Officer or such other person so designated by the Chief Executive Officer (each, a “Clearing Officer”) at least three business days in advance of the proposed transaction or such shorter time as the Clearing Officer may agree. The Clearing Officer will then determine whether the transaction may proceed and, if so, will direct the applicable personnel to assist in complying with the reporting requirements under Section 16(a) of the Exchange Act, if any. If pre-clearance is denied, the relevant Covered Insider shall keep such denial confidential. Pre-cleared transactions not completed within five business days shall require new pre- clearance under the provisions of this paragraph. The Clearing Officer may, at his or her discretion, shorten or extend such time period. 4. Special and Prohibited Transactions. A. The Company prohibits Covered Insiders from engaging in short sales, transactions in put or call options, or hedging transactions with respect to Company Securities at any time. B. Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act, as well as Family Members or entities or persons who are controlled by such persons, are prohibited from placing standing or limit orders, except pursuant to an approved Trading Plan. The Company discourages all other Covered Insiders from placing standing or limit orders on Company Securities. C. Officers and directors of the Company subject to the reporting obligations under Section 16 of the Exchange Act, as well as Family Members or entities or persons who are controlled by such persons, are prohibited from engaging in short-swing trading of Company Securities. The Company discourages all other Covered Insiders from engaging in short-swing trading of Company Securities. VI. DURATION OF POLICY’S APPLICABILITY If you are in possession of Inside Information when your relationship with the Company concludes, you may not trade in Company Securities until the information has been publicly disseminated or is no longer material. VII. CONSEQUENCES FOR POLICY VIOLATION The penalties for insider trading violations are severe. Individuals may be subject to the following consequences which may include but are not limited to: • the most serious disciplinary action, up to and including termination of employment;

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 6 of 7 • civil penalties of up to three times the profit gained or loss avoided, injunctions, and forfeiture of profits; and/or • criminal penalties of up to $5,000,000 and/or 20 years in prison for each violation. VIII. CONTACT FOR MORE INFORMATION For questions or concerns relating to this policy or to report possible violations, employees may contact: • Their supervisor • Ethics and Compliance Function • Legal Function • Human Resources In addition to the resources listed above, employees can contact the Ethics Help Line. The Ethics Help Line is a 24-hour, toll-free hotline available to all employees and third parties anywhere the Company does business to report suspected illegal or unethical activity. You can contact the Ethics Help Line by web or phone at: • Web: atmus.com/ethicsline • Phone: 1 (800) 497-1390 (US and Canada) / 800 099 0170 (Mexico) • For toll-free numbers in other countries, visit atmus.com/ethicsline You may raise your concerns anonymously where allowed by law. The Company does not tolerate retaliation. The Company prohibits retaliation against employees who raise concerns in good faith or who cooperate with an investigation. Refer to the Non-retaliation Policy for more information.

INSIDER TRADING POLICY ATMUS FILTRATION CORE POLICY Page 7 of 7 ASSOCIATED DOCUMENT AND RESOURCE LINKS Non-Retaliation Policy Policy Translations Initial Release Date Last Updated Owner Responsible Function May 2023 November 12, 2025 Laura Heltebran Chief Legal Officer and Corporate Secretary